Asset Purchase Agreement

This Asset Purchase Agreement (“Agreement”) is made this 26th day of February 2015 (“Effective Date”) by and between XFit Brands, Inc., a Nevada corporation and its subsidiaries and or assigns (collectively the “Company”), and Dennis Dumas of 3754 Reflections Drive, Pleasanton, CA 94566 (“Dumas”). The Company and Dumas are individually referred to as a “Party” and collectively as the “Parties”.

W I T N E S S E T H

WHEREAS, the Company has previously hired Dumas as the Global Director of Sales and Education pursuant to the terms and conditions in the Letter Agreement signed by the Parties on February 6, 2015 (the “Letter Agreement”); and

WHEREAS, Dumas is the creator and exclusive owner of all rights, title, and interest in the “Transformations” exercise and fitness program and all program materials, manuals, and intellectual property including but not limited to the trademarks and logos listed in Exhibit A, attached hereto and made a part hereof (the Transformations exercise and fitness program and all program materials, manuals, and intellectual property including but not limited to the trademarks and logos listed in Exhibit A is collectively referred to as the “Transformations Program”); henceforth, the Transformations Program will be referred to as “Transformations, a Throwdown Product”, or any other format deemed by the Company, in ALL literature, both digital and print; and

WHEREAS, Dumas desires to sell and the Company desires to purchase all ownership, rights, title, and interest in the Transformations Program; and

WHEREAS, Dumas has the required knowledge and expertise to create, develop, market, promote, and sell the Transformations Program; and

WHEREAS, Dumas shall act an independent contractor for the services provided in this Agreement to market, sell, and promote the Transformations Program exclusively for the Company.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties, intending to be legally bound, hereby agree as follows:

PURCHASE & SALE

1.1 Transfer and Sale of the Transformations Program by Dumas. Subject to the terms and conditions set forth in this Agreement, Dumas hereby sells, conveys, transfers, and delivers all of the rights, title, and interest to the Transformations Program to the Company free and clear of any and all liens, encumbrances, and or liabilities.

1.2 Payment of Purchase Price to Dumas.

(a) Cash Payment. Upon the signing of this Agreement AND the delivery of the Transformations Program Manuals including all and any handwritten or digitally based notes, drawings, or created materials for Individual Participants, Companies, and Trainers, the Company shall pay Dumas a lump sum payment of $7,500.00.

(b) Initial Stock. Once the Company shares are able to be deposited through Depository Trust Company, but in no case earlier than April 1, 2015, the Company shall issue (11,000) Company shares each issued at approximately $5.00 per share to Dumas. (~$55,000)

(c) Performance Based Earn-out. For the period of eighteen (18) months from the date of this Agreement, the Company shall pay Dumas an “Earn Out” in the form of Company shares of common stock. The value of the Earn Out shall accrue based on fifty percent (50%) of all programming / services net proceeds derived from the Transformations Program up to a maximum Earn Out of $187,500.00. The Earn Out will be based on the thirty (30) trailing day average and considered earned and issued the first business day of the month following the achievement of each level as listed below. At each level, no amount of shares will be issued unless the full amount of each target revenue is reached.

Earn Out of $187,500.00:

i. $62,500.00 of XFIT shares of common stock only after the Company receives all of its first $125,000.00 in Transformations Program programming and services revenue and the Transformations Program is accredited to offer CE certifications by NAFC.

ii. $62,500.00 of XFIT shares of common stock only after the Company receives all its second $125,000.00 in Transformations Program programming and services revenue or cumulative revenue of $250,000.00.

iii. $62,500.00 of XFIT shares of common stock only after the Company receives all its third $125,000 in Transformations Program programming and services revenue or cumulative revenue of $375,000.00.

ARTICLE II

ADDITIONAL DUTIES AND RESPONSIBILITIES

2.1 Additional Duties and Responsibilities. As further consideration for all payments made as detailed in Article I above, for a period of eighteen (18) months from the date of this Agreement, Dumas agrees to market, promote, and sell the Transformations Program to various fitness facilities worldwide. Dumas’ responsibilities shall include but not be limited to the following:

(a) Dumas shall deliver the Transformations Program materials and manuals to the Company (collectively the “Manuals”), which shall include but not be limited to;

i. Detailed exercise and training methods, nutritional information, and overall health and body wellness materials for participants;

ii. Detailed exercise and training methods, nutritional information, and overall health and body wellness materials and pricing for fitness facility owners and fitness trainers and instructors;

(b) Providing detailed pricing and other financial information necessary for fitness facility owners and fitness trainers to generate revenue from the Transformations Program;

(c) Preparing, annual, objectives, plans, performance standards and policies for the Transformations Program;

(d) Generating revenue and profit through the sales of the Transformations Program;

(e) Generating revenue and profit by providing fitness trainer and instructor certifications, classes, and educational workshops for fitness facilities and fitness trainers and instructors;

(f) Updating and modifying Manuals as necessary;

(g) Ensuring the Transformations Program is accredited to offer CE certifications by NAFC;

(h) Offer and Certify Under The Throwdown name, the executed accredited certificates via NAFC.

(i) With the exception of the single Melo Park Facility d/b/a Civitas, which Dumas is a co-owner, Dumas will solely and exclusively provide training and education to the Company during the term of his employment pursuant to the Letter Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DUMAS

Dumas represents and warrants to the Company as of the date hereof as follows:

3.1 Ownership of the Transformations Program. Dumas is the sole owner of the Transformations Program to be sold, conveyed, transferred and delivered to the Company pursuant to this Agreement. The Transformations Program shall be transferred free and clear of any liens, encumbrances, contracts, or other rights to subscribe for or purchase, or contract or other obligations to issue or grant any rights to acquire, any part of the Transformations Program.

3.2 Capacity and Authority. Dumas is not bound by any agreement that which would prohibit the transactions contemplated by this Agreement. Dumas has the requisite power, legal capacity and authority to execute and deliver this Agreement, and subject to the terms and conditions hereof, to consummate the transactions contemplated by this Agreement, including the power and legal capacity and authority to sell, convey, transfer and deliver the Transformations Program to be sold by Dumas to the Company.

3.3 Enforceability; No Conflicts. This Agreement has been duly and validly executed and delivered by Dumas and constitutes the legally valid and binding obligation of Dumas, enforceable against Dumas in accordance with its terms. The execution, delivery and performance of this Agreement by Dumas will not violate, or constitute a breach or default under agreement, contract, or license.

3.4 Legal Proceedings. There is currently no order or action pending or threatened against the Transformations Program.

3.5 Material Information. Dumas is unaware of any information whatsoever that has not been or will not be disclosed to the Company that may materially affect the value of the Transformations Program to be purchased by the Company in accordance with the terms and conditions of this Agreement.

3.6 Third Party License. Except for the Intellectual Property License Agreement dated November 1, 2014 by and between Dumas and 2 G Fitness, LLC, there is no other license, contract, or agreement that grants to any other third party any rights of ownership or use whatsoever to the Transformations Program.

3.7 Attorney Review. Dumas warrants and represents that in executing this Agreement, Dumas has had the opportunity to rely on legal advice from an attorney of his choice, so that the terms of this Agreement and their consequences could have been fully read and explained to Dumas by an attorney and that Dumas fully understands the terms and conditions of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Dumas as of the date hereof as follows:

4.1 Authorization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Nevada. The Company has the requisite power, legal capacity and authority to execute and deliver this Agreement, and subject to the terms and conditions hereof, to consummate the transactions contemplated by this Agreement.

4.2 Financial Ability. The Company has the ability to pay the Purchase Price in accordance with the terms and conditions of this Agreement.

ARTICLE V
COVENANTS WITH RESPECT TO CONDUCT OF THE COMPANY AND DUMAS

5.1 Consents. Dumas shall give required notices, if any, to third parties, and use commercially reasonable efforts to obtain any third-party consents necessary to complete the transactions contemplated by this Agreement.

5.2 Notification of Certain Matters. Dumas shall give prompt notice to the Company, and the Company shall give prompt notice to Dumas, of (a) their awareness of the occurrence, or failure to occur, of any event that would cause any of their respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement, and (b) any failure of Dumas or the Company, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by them under this Agreement at the time required.

ARTICLE VI

GENERAL

6.1 Amendments. Waivers This Agreement may be amended only by an agreement in writing signed by the Parties. No waiver of any provision, or consent to any exception to any provision, of this Agreement shall be effective unless and until in writing and signed by the Party to be bound and then only for the specific purpose, extent and instance so provided.

6.2 Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. The Whereas Clauses preceding the Agreement are true and correct and incorporated into this Agreement.

6.3 No Brokers or Finders. None of the Parties have incurred any liability to pay any fees or commissions to any broker, finder, or agent with respect to this Agreement.

6.4 Accuracy of Information. To the knowledge of Dumas, no representation or warranty of Dumas contained in this Agreement or any other material furnished to the Company by or on behalf of Dumas under this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

6.5 Confidentiality. Dumas agrees to keep confidential any and all “Confidential Information” regarding or relating to the Company. “Confidential Information” is defined as any and all information of any kind, whether in written, electronic, oral, or any other format now in existence or developed after the date of this Agreement, and whether or not labeled as “Confidential”, including without limitation, information relating to the Company business, financial condition, licenses, marketing strategies, suppliers, customers, client or customer lists, operations, pricing, contracts, contract terms and conditions and all information of any kind relating to Company, its respective shareholders and /or related or associated companies which have been disclosed, submitted or howsoever made available by or on behalf of Company to Dumas whether before or after of this Agreement.

6.6 Governing Law. This Agreement, the legal relations among the Parties, and any Action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of California, with venue lying exclusively in Orange County, California.

6.7 No Assignment. Dumas may not assign any rights or obligations under this Agreement without the express written consent of the Company.

6.8 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

6.9 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one Agreement. This Agreement may be executed by facsimile transmission or PDF e-mail. Such facsimile or PDF e-mail signature shall be treated in all respects as having the same effect as an original signature.

6.10 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person; or (b) transmitted by fax or email provided that any notice so given is also mailed; or (c) mailed by certified or registered mail, postage prepaid, receipt requested; or (d) sent by a nationally recognized overnight private courier (for overnight delivery), as follows:

If to Company:	David Vautrin, CEO
18 Goodyear, Suite 125
Irvine, CA 92618
Phone: 949
Fax: 813 387 3050
dave.vautrin@xfitbrands.com

If to Dumas:	Dennis Dumas
3754 Reflections Drive
Pleasanton, CA 94566
Phone: ____________________
Fax: ______________________
Email: ____________________

or to such other address or to such other Person as any Party shall have last designated by notice to the other Party. Each such notice or other communication shall be effective only when actually received at such address.

6.11 Remedies; Waiver; and Specific Performance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under this Agreement. No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

6.12 Attorney’s Fees. In the event of the commencement of any Action by any Party arising under or out of, in connection with, or in respect of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and expenses incurred in such Action. Attorney’s fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The Parties intend that the preceding sentence be shall severable from the other provisions of this Agreement, survive any judgment, and to the maximum extent permitted by law, not be deemed merged into such judgment.

6.13 Severability. If any provision of this Agreement is determined by any Governmental Entity to be invalid, illegal or unenforceable, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect.

[Signatures follow]

IN WITNESS WHEREOF, the Parties have mutually agreed to the terms and conditions of this Agreement to be executed by themselves and their respective officers who are authorized to do so on this______ day of February, 2015.

DENNIS DUMAS

By: Dennis Dumas

COMPANY: XFIT BRANDS, INC.

By:
Name:	David E. Vautrin
Title:	CEO

EXHIBIT A

Transformations Program Logos